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                                                                     Exhibit 8.1

                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                               TEL (202) 637-5600
                               FAX (202) 637-5910

                                November 20, 2002

CarrAmerica Realty Corporation
1850 K Street, N.W.
Washington, DC  20006

Ladies and Gentlemen:

          We have acted as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), and CarrAmerica Realty, L.P., a Delaware limited partnership (the "Partnership"), in connection with the issuance and sale by the Company of $50,000,000 aggregate principal amount of the Company's 5.261% Senior Notes due 2007, and the guarantee by the Partnership as to payment of principal, interest and premium, if any, as described more fully in the prospectus supplement of the Company dated November 15, 2002, (the "Prospectus Supplement") to the prospectus of the Company dated January 8, 2002 (the "Prospectus"). This opinion letter is furnished to you to be filed with the Securities and Exchange Commission as Exhibit 8.1 to the registration statement on Form S-3 (the "Registration Statement") that contains the Prospectus.

Basis for Opinions

          The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a

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CarrAmerica Realty Corporation
November 20, 2002
Page 2 of 7

ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

          In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Prospectus and the Prospectus Supplement; (2) the Articles of Amendment and Restatement of Articles of Incorporation of the Company, dated as of May 15, 2002, as amended through the date hereof; (3) the partnership agreements of Carr Realty, L.P., Carr Real Estate Services Partnership, and CarrAmerica Realty L.P. and the form of partnership agreement or limited liability company operating agreement, as applicable, used to organize and operate the partnerships and limited liability companies in which the Company owns an interest (the entities referred to in this clause 3 are collectively referred to as the "Partnership Subsidiaries'); and (4) the organizational documents and stock ownership records of certain corporations in which the Company owns (or, in the past, has owned) an interest, including CarrAmerica Development, Inc., Carr Real Estate Services, Inc., CarrAmerica Realty Services, Inc., Carr Redmond Corporation, Carr Parkway North I Corporation, CarrAmerica Realty GP Holdings, Inc., CarrAmerica Realty LP Holdings, Inc., HQ Global Workplaces Inc. (formerly known as OmniOffices, Inc.), OmniOffices (UK) Limited, OmniOffices (Lux) 1929 Holding Company, CARC Sixth Street GP Holdings, Inc., CARC Sixth Street LP Holdings, Inc., BroadBand Office, Inc., Essention, Inc., V Technologies International Corporation (also known as AgilQuest) and CarrAmerica Realty Properties, Inc. (collectively, the "Corporate Affiliates" and, together with the Partnership Subsidiaries and the Company, the "Group Entities"). In addition, we have reviewed the Purchase and Sale Agreement, dated as of November 15, 2001, by and between the Company, Security Capital Group Incorporated and Security Capital Office Business Trust and have assumed, for purposes of our opinions, the accuracy of the facts, representations and warranties set forth therein. The opinions set

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CarrAmerica Realty Corporation
November 20, 2002
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forth in this letter also are premised on certain written representations of the
Company contained in a letter to us dated November 20, 2002 (the "Management Representation Letter").

          We have made such legal and factual inquiries, including an examination of the documents set forth above, including the Prospectus, the Prospectus Supplement, and the Management Representation Letter, as we have deemed necessary or appropriate for purposes of rendering our opinion. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Prospectus, the Prospectus Supplement, and the Management Representation Letter. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.

          In connection with our opinion, we have assumed, with your consent:

     (1) that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company's articles of incorporation, have been and will be performed or satisfied in accordance with their terms;

     (2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

     (3) that each of the Group Entities has been and will continue to be operated in the manner described in the relevant partnership agreement, articles


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CarrAmerica Realty Corporation
November 20, 2002
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         (or certificate) of incorporation or other organizational documents and in the Prospectus and Management Representation Letter;

     (4) that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland, each Corporate Affiliate is a validly organized and duly incorporated corporation under the laws of the state or country in which it is purported to be organized, and each of the Partnership Subsidiaries is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized.

Opinions

         Based upon, subject to, and limited by the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next three paragraphs below, we are of the opinion that:

     1. the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code for its taxable years ended December 31, 1993, through December 31, 2001, and the Company's current and proposed method of operation (as described in the Management Representation Letter and in the Prospectus (including the documents incorporated by reference into and made part of the Prospectus)) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

     2. the portions of the discussion in the Company's report on Form 8-K that was filed with the Securities and Exchange Commission on April 19, 2002, under the caption "Federal Income Tax Considerations" (which is incorporated by reference into and made part of the Prospectus Supplement) that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

          To qualify as a REIT, the Company must derive at least 95% of its gross income from certain specified sources, including "rents from real property." Income from a particular property will not qualify as "rents from real property" if

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CarrAmerica Realty Corporation
November 20, 2002
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the REIT derives "impermissible tenant service income" from the property in an amount that exceeds 1% of the total income derived by the REIT from that property. A REIT will be considered to derive impermissible tenant service income if it provides to tenants of a property services that are provided primarily for the convenience of tenants, except to the extent that the services are provided by a qualifying independent contractor or through a taxable REIT subsidiary. If a service is not customarily provided by landlords to tenants of similar buildings in the relevant geographic area, a service provider will be a qualifying independent contractor only if, among other things, the REIT does not bear any expenses related to the service provided. On the other hand, if a service that is primarily for the convenience of the tenants is customarily provided by landlords to tenants of similar buildings in the relevant geographic area, a service provider will be a qualifying independent contractor even where the REIT bears the expenses related to the service.

          At some of its properties, the Company has entered into arrangements with third party contractors under which the third party contractors operate food service facilities and the Company bears part or all of the expenses incurred in connection with the operation of those facilities. The Company has represented in the Management Representation Letter that with respect to certain key properties where it has entered into the arrangements described above, it is (and has been during all relevant periods) customary for tenants of similar buildings in the applicable geographic areas to be provided with food service facilities by landlords. Although the Internal Revenue Service has issued several private letter rulings to taxpayers (including one that was issued to the Company in 1993) approving similar economic arrangements in other arguably analogous areas, such as parking, where it has agreed that the provision of such facilities by landlords was customary, the Internal Revenue Service has not published any such rulings with respect to food service facilities. (Private letter rulings are binding on the Internal Revenue Service only with respect to the taxpayer to which the letter ruling is issued and only with respect to the facts addressed in that letter.) In 1998, the Company requested a private letter ruling from the Internal Revenue Service with respect to a proposed national arrangement with a third-party contractor to operate food service facilities at the Company's properties across the country (including several of those described above), on terms similar to the arrangements described above. The Internal Revenue Service initially indicated that it was not inclined to issue that ruling, but it then agreed to issue a different ruling related to below-market

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CarrAmerica Realty Corporation
November 20, 2002
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leases to food service operators.  Accordingly, the Company withdrew its initial request.

         The Company has determined, based on surveys it has conducted, that the relevant facts (including substantial facts that support this position that were not developed and provided to the IRS as part of the private letter ruling request process in 1998) enable it to make the representation described above. There can be no assurance, however, that the Company's position would be upheld by a court in the event that the IRS were to challenge the Company's position. If the IRS were to challenge the Company's determination and a court were to determine that the food service facilities were not customary, the Company would have impermissible tenant service income because the third-party providers would not qualify as independent contractors as a result of the expense-bearing arrangements. At some properties where the food service facilities are located, the amount of any resulting impermissible tenant service income likely would exceed the 1% limit described above for certain years, depending upon the actual facts with respect to the relevant properties. Moreover, depending upon which properties were determined to have impermissible tenant service income in excess of the 1% limit, the Company could fail to satisfy the 95% gross income test for the years 1999, 2000, and possibly 2001. In that event, the IRS could assert that the Company fails to qualify as a REIT for one or more of those years, although the IRS also could agree, if the Company could so demonstrate, that any failure to meet the 95% income test was due to reasonable cause and not willful neglect, in which event the Company would continue to qualify as a REIT for the years in question. If the reasonable cause exception applied and the Company were not disqualified as a REIT, it would be required to pay some taxes based on the amount of its income that did not qualify for the 95% income test.

          We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company,

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CarrAmerica Realty Corporation
November 20, 2002
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Carr Realty, L.P., CARLP and the other Group Entities, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

          This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks only as of the date hereof. This opinion may not be relied upon by you or any other person other than in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,

                                                     /s/ HOGAN & HARTSON L.L.P.

                                                     HOGAN & HARTSON L.L.P.